Exhibit 99.1

Lawson Software Announces Departure of EVP of Global Services

Anderson leaving June 13 to pursue other opportunities

ST. PAUL, Minn.--(BUSINESS WIRE)--Lawson Software (Nasdaq: LWSN) today announced that Jim Anderson, executive vice president of global services, will be leaving the company June 13 to pursue other opportunities. Until his departure, Anderson will continue in his role and oversee the company’s global services team.

Anderson has served as executive vice president of global services since April 2006. He joined Lawson through the merger with Intentia, where he was senior vice president of global services since October 2005.

“Jim was instrumental in helping Lawson and Intentia come together,” said Harry Debes, Lawson president and CEO. “Under his leadership, we have made excellent progress on our journey and for this we owe him a big thank you. Now that he’s moving on, we wish him well in his new endeavors.”

“I’m proud that we’ve built a new services foundation for the new company. We have expanded our services offerings, grown our global delivery capabilities and improved many operating metrics. Now, two years after the merger, I believe it’s time to recruit a new leader to build on and extend that foundation and move our global services organization through the next stage in our transformation initiatives.”

Lawson has engaged a search firm to fill the open position. After June 13 and until a successor is named, the Lawson services organization will report to Debes.

About Lawson Software

Lawson Software provides software and service solutions to 4,000 customers in manufacturing, distribution, maintenance and service sector industries across 40 countries. Lawson's solutions include Enterprise Performance Management, Supply Chain Management, Enterprise Resource Planning, Customer Relationship Management, Manufacturing Resource Planning, Enterprise Asset Management and industry-tailored applications. Lawson solutions assist customers in simplifying their businesses or organizations by helping them streamline processes, reduce costs and enhance business or operational performance. Lawson is headquartered in St. Paul, Minn., and has offices around the world. Visit Lawson online at www.lawson.com.

Forward-Looking Statements

This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in Lawson's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; increased competition; uncertainty regarding potential future deterioration in the market for auction rate securities which could result in additional permanent impairment charges, global military conflicts; terrorist attacks; pandemics, and any future events in response to these developments; changes in conditions in the company's targeted industries and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this press release.

CONTACT:
Lawson Software
U.S. Media
Terry Blake, 651-767-4766
terry.blake@us.lawson.com
or
Joe Thornton, 651-767-6154
joe.thornton@us.lawson.com